Exhibit 99.1

                HEI ANNOUNCES SECOND QUARTER FISCAL 2005 RESULTS

PR Newswire -- April 11, 2005

     -- Revenues grow 37% over second quarter of fiscal 2004

     -- Year-to-date revenues increase 33% over fiscal 2004

     -- Quarterly operating results improve by $2.5 million from 2004

MINNEAPOLIS, April 11 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( http://www.heii.com ) today announced results for its second quarter of fiscal 2005, which ended February 26, 2005.

Net sales for the second quarter of fiscal 2005 were $13.7 million, a 37% improvement over sales of $10.0 million reported in the second quarter of fiscal 2004. The Company reported a net loss of $537,000 or ($0.06) per share in the second quarter this year as compared to a loss of $2,969,000 or ($0.41) per share last year.

For the six-month period ended February 26, 2005, net sales were $27.8 million, an increase of 33% over the first six months of fiscal 2004. The Company's net loss for the first six months of fiscal 2005 shrank to $122,000 or ($0.01) per share from a loss of $4.2 million or ($0.59) per share for the first six months of fiscal 2004.

"I am pleased to report that our initiatives over the past year are continuing to pay dividends by way of significantly improved operating metrics, said Mack Traynor, Chief Executive Officer and President. "Increased sales levels are obviously the driver of our improved results and we are very pleased with the 37% increase in quarterly sales over last year. We could not deliver the products without the improvements in our manufacturing capabilities which have also resulted in an improvement in our gross margins from 5% last year to 21% this year. As a result, our operating results improved substantially, cutting our operating loss for the quarter by $2.5 million."

Traynor added, "While we are not satisfied with reporting even a small operating loss for the quarter, the results are as we expected given the unusual matters that we had to address over the past three or four months. These issues included the completion of our fiscal 2004 audit and filing of the Form 10-K, meetings with NASDAQ about our listing status, several system integration activities and other internal control improvements. All told, we incurred approximately $500,000 of costs that were over and above the norm in the second quarter. I am very pleased that these issues have been satisfactorily resolved and we can now focus all of our energies on the continued growth of the Company."

"Over the past few months I have met with a number of customers who are very pleased with the high standards of quality and service provided by HEI. This level of commitment to our customers has provided us with additional opportunities to increase our business with these customers and to obtain business with new customers. We will continue to pursue these opportunities aggressively. As evidenced by our strong increases in sales, these efforts have proven successful over the past six months. However, this growth has also required a significant increase in our working capital requirements and has precipitated the need for additional manufacturing equipment in order to meet this demand. In order to continue to execute on our strategic plan, we believe that additional capital will be necessary and we are currently evaluating the best means by which to satisfy these growth oriented capital requirements. We look forward to actively pursuing the new opportunities that lie ahead," concluded Mr. Traynor.

The Company will hold a conference call to discuss the Company's operating results and business strategies on Monday, April 11, 2005 at 4:00 p.m. Eastern Time (3:00 p.m. Central Time). This call is being web cast and is also accessible via telephone. To access the listen-only web cast, visit http://www.actioncast.acttel.com and enter Event ID 28309. The conference call can be accessed via telephone by dialing 1-800-218-0713 (outside the US, dial 303-262-2131). Specify conference reservation number 11027978.

                                    HEI, Inc.
                Consolidated Statements of Operations (Unaudited)
                      (In thousands, except per share data)

                                Three Months Ended               Six Months Ended
                           ----------------------------    ----------------------------
                           February 26,    February 28,    February 26,    February 28,
                               2005            2004            2005            2004
                           ------------    ------------    ------------    ------------
Net sales                  $     13,736    $      9,995    $     27,808    $     20,911
Cost of sales                    10,869           9,544          21,984          19,396
  Gross profit                    2,867             451           5,824           1,515
Operating expenses:
  Selling, general and
   administrative                 2,344           2,061           4,387           3,818
  Research, development
   and engineering                  934             857           1,771           1,579
  Costs related to
   investigation                      -             504               -             757
  Operating loss                   (411)         (2,971)           (334)         (4,639)
Other income (expenses):           (126)              2             212             417
Loss before income taxes           (537)         (2,969)           (122)         (4,222)
Income tax benefit                    -               -               -               -
Net loss                   $       (537)   $     (2,969)   $       (122)   $     (4,222)
Net loss per common
 share(basic and
 diluted):                 $      (0.06)   $      (0.41)   $      (0.01)   $      (0.59)

Weighted average common
 shares outstanding
 (basic and diluted):             8,357           7,232           8,357           7,140

                                    HEI, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                             February 26,    August 31,
                                                 2005           2004
                                             ------------   ------------
                                              (unaudited)     (audited)

Cash and cash equivalents                    $         69   $        200
Restricted cash                                         -            481
Accounts receivable, net                            8,816          6,770
Inventories                                         7,932          6,787
Other current assets                                1,298          1,221
Total current assets                               18,115         15,459
Net property and equipment                          6,933          7,391
Other assets                                        2,237          2,262
Total assets                                 $     27,285   $     25,112

Line of credit                               $      3,539   $      1,310
Current maturities of long-term debt                  368            403
Accounts payable and accruals                      10,173         10,332
Total current liabilities                          14,080         12,045
Long-term debt, less current maturities             1,672          1,833
Other long-term liabilities                         1,470          1,277
Total shareholders' equity                         10,063          9,957
Total liabilities and shareholders' equity   $     27,285   $     25,112

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

     Headquarters & Microelectronics Division   PO Box 5000, 1495 Steiger Lake
                                                 Lane, Victoria, MN  55386
     -Advanced Medical Division                 4801 North 63rd Street,
                                                 Boulder CO  80301
     -High Density Interconnect Division        610 South Rockford Drive,
                                                 Tempe, AZ  85281
     RF Identification and Smart                1546 Lake Drive West,
      Card Division                              Chanhassen, MN  55317

     FORWARD-LOOKING INFORMATION

Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, HEI's expectations regarding continued listing of HEI's common stock on Nasdaq, are forward looking statements. All of such forward- looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
     -0-                             04/11/2005
     /CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, +1-952-443-2500, both of HEI/
     /Web site:  http://www.heii.com